Exhibit (c)(1)

                     AETNA REAL ESTATE ASSOCIATES, L.P.
                     3 World Financial Center - 29th Fl.
                            New York, N.Y.  10285

                                        August 14, 1996

          Personal and Confidential
          Brent Donaldson
          Liquidity Fund
          2200 Powell Street, Suite 700
          Emoryville, CA  96408

          Dear Mr. Donaldson:

               The purpose of this letter is to set forth our understanding with regard to any proposed acquisition of outstanding units of limited partnership interests ("Units") of Aetna Real Estate Associates, L.P., a Delaware limited partnership (the "Partnership"), from holders of Units (each a "Unitholder" and collectively, the "Unitholders") by Liquidity Financial Group ("you") or any person who is your Affiliate (as defined below).

               In response to your request dated June 6, 1996 and in consideration of the agreements set forth in this letter agreement, the Partnership agrees to provide you a current list of the names and addresses of the Unitholders along with the number of Units owned by each of them in a computer readable from reasonably requested by you. You agree that you may only use the list to acquire up to 25% (including Units acquired through all other means) of the Partnership's outstanding Units.

               You represent and warrant that on the date hereof you beneficially own not more than five thousand (5,000) Units. You also agree that prior to the second anniversary of the date of this letter agreement, neither you nor any person who is your Affiliate (as defined under Rule 405 of the Securities Act of 1933, as amended) and, in addition including any person you or your affiliate has an advisory relationship with who you will procure to be bound by the terms of this agreement) will, without the prior written consent of the Partnership, which may be withheld for any reason, directly or indirectly, (i) in any manner including, without limitation, by tender offer (whether or not pursuant to a filing made with the Securities and Exchange Commission), acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than 25% (including Units acquired through all other means) of the outstanding Units of the Partnership from any Unitholder, Unitholders or otherwise, (ii) seek or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with respect to any voting securities of the Partnership, (v) disclose to any third party any intention, plan or arrangement inconsistent with the terms of this letter agreement or
          (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of this letter agreement.

               You also agree during such two year period that the Partnership shall be entitled in its absolute sole discretion to deny any proposal or request, directly or indirectly, to amend, waive or terminate any provision of
          this letter agreement.   In addition, you agree that you
          will notify the Partnership at least five days before initiating any communication with Unitholders and provide the Partnership a copy of such communication (if written) with such notice.

               You have advised us that, if requested by us, you will incorporate in any communication with Unitholders a statement as to the net asset value per unit as determined by the Partnership. In addition, if you commence a tender offer for less than 5% of the outstanding Units, you will include verbatim the following language in any such communication:

               "TENDER OFFERS OF THIS NATURE ARE NOT REQUIRED TO COMPLY WITH CERTAIN RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. Accordingly, this tender offer does not need to comply with certain disclosure requirements and rules governing tender offers set forth in the Securities Exchange Act of 1934."

               In addition, you hereby represent, warrant and covenant to the Partnership that any tender offer to purchase Units commenced by you will be conducted in compliance with Section 14(e) (misleading statements), Rule 14d-7 (additional withdrawal rights), Rule 14d-8 (pro rata requirements), Rule 14c-1 (unlawful tender offer practices) and Rule 14e-3 (non-public information) of the Exchange Act, notwithstanding that such tender offer may be for less than 5.0% of the outstanding Units.

               You understand that the general partners of the Partnership may consider from time to time selling all or substantially all of the assets of the Partnership or entering into any other transaction determined by the general partners to be in the best interests of the Unitholders and the Partnership. The result of any such transaction, if approved by a majority vote of the Unitholders, might be the dissolution and liquidation of the Partnership in accordance with the partnership agreement. Accordingly, in order to avoid disrupting any possible sale of all or substantially all of the Partnership's assets or any other transaction determined by the general partners to be in the best interests of the Unitholders and the Partnership and any required vote of Unitholders, you agree that, prior to the two-year anniversary of the date of this letter agreement, all Units obtained by you pursuant to any means will be voted by you on all issues in the same manner as by the majority of all other Unitholders who vote on any such proposal.

               If at any time during such two year period you are approached by any third party concerning participation in any transaction involving the assets, businesses or securities of the Partnership or involving any action inconsistent with the terms of this letter agreement, you will promptly inform the Partnership of the nature of any such contact and the parties thereto and you may inform such third party that this letter agreement requires you to do so notify the Partnership. You shall not, without the prior written consent of the Partnership, disclose to any third party the list of Unitholders' names, addresses and number of Units held that was provided to you by the Partnership.

               You will not sell any units owned by you prior to the second anniversary of the date of this letter agreement, unless each buyer or transferee agrees in writing with the Partnership to be bound by the terms and conditions of this letter agreement until such second anniversary.

               We each hereby acknowledge that we are aware, and that we will advise our respective Affiliates of our respective responsibilities under the securities laws. We each agree that the other of us or our respective Affiliates, as the case may be, shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

               In case any provision in or obligation under this letter agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

               This letter agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law thereof. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

               If you agree with the foregoing, please sign and return two copies of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter agreement.

                                   Very truly yours,

                                   AREA GP Corporation

                                   By:  /s/ Robert J. Hellman
                                   Name:  Robert J. Hellman
                                   Title: Vice President

          Confirmed and agreed to as of
          the date first above written

          LIQUIDITY FINANCIAL GROUP

          By: /s/ Brent Donaldson
          Name:  Brent Donaldson
          Title: President



                 [Liquidity Financial Group, L.P. letterhead]

                      AETNA REAL ESTATE ASSOCIATES, L.P.

          Page 2 paragraph 1

          . . . (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to any voting securities of the Partnership, except that those affiliates bound by this agreement will not be deemed to have violated this agreement and formed a "group" solely by acting in accordance with this agreement.